EXHIBIT 99.1

PRESS RELEASE
November 15, 2002

CRESCENT BANKING COMPANY
P.O. Box 668, 251 Hwy 515, Jasper, GA 30143, (706) 692-2424, (800) 872-7941, Fax (706) 692-6820

CRESCENT BANKING COMPANY
DECLARES QUARTERLY DIVIDEND,
ANNOUNCES THIRD QUARTER EARNINGS AND
ANNOUNCES RESTATEMENT OF FINANCIAL STATEMENTS

Crescent Banking Company (the “Company”) is pleased to announce that its Board of Directors has authorized the payment of its twenty-fifth consecutive quarterly cash dividend. A quarterly dividend in the amount of $.0775 per share is payable on November 30, 2002 to shareholders of record of the Company’s common stock as of November 25, 2002.

The Company’s net income for the nine-month period ended September 30, 2002 totaled $6,864,880, which represented net income per share on a basic and a fully diluted basis of $3.28 and $3.14, respectively. In comparison, the Company had net income for the first nine months of 2001 of $4,274,811, which represented net income per share on a basic and a fully diluted basis of $2.34 and $2.29, respectively.

The Company’s net income for the quarter ended September 30, 2002 totaled $2,672,537. On a basic and a fully diluted basis, the Company’s net income per share for the third quarter of 2002 was $1.10 and $1.05, respectively. This compares to net income for the third quarter of 2001 of $1,049,639. The Company’s net income per share for the third quarter 2001, on a basic and a fully diluted basis, were $0.61 and $0.59, respectively.

The Company is pleased to report that its commercial banking operations continue to grow. The Bank’s loan portfolio increased approximately 37% during the first nine months of 2002 to a balance of $169.4 million at September 30, 2002. The Bank had net income of $1.4 million for the first nine months 2002, compared to net income of $581,899 for the first nine months of 2001, an improvement of 131%. The Bank’s net income was $535,275 for the three-month period ended September 30, 2002, compared to net income of $218,110 for the three-month period ended September 30, 2001. The improvement in the Bank’s net income is attributable to the continued growth of its loan portfolio, as well as an improvement in the Bank’s net interest margin. The Bank’s six full service offices are located in Jasper, Marble Hill, Cartersville, Towne Lake, Canton, and Cumming, Georgia.

The Company’s mortgage banking operations, which are conducted through the Company’s wholly owned subsidiaries, Crescent Mortgage Services, Inc. and a division of Crescent Bank & Trust Company (the “Bank”), recorded net income for the first nine months of 2002 of $5.5 million, compared to net income for the first nine months of 2001 of $4.0 million. The increase in mortgage banking earnings was due to an increase in mortgage production, which in turn was the result of favorable interest rates. Mortgage production in the first nine months of 2002 totaled $2.7 billion, compared to mortgage production of $2.3 billion in the first nine months of 2001. Spreads on the sale of mortgage servicing rights was 58 basis points for the first nine months of 2002, compared to a spread of 66 basis points during the first nine months of 2001. Mortgage banking net income for the three-month period ended September 30, 2002 was $1.8 million, compared to net income for the three-month period ended September 30, 2001 of $897,401. If interest rates remain stable or increase from recent historic lows, the Company presently expects that the growth in its mortgage production and income will decline, as volumes of refinancing and new mortgage loans slow or decrease. This would result in a decrease in the Company’s net income.

The Company recently has been conducting a review of its internal controls and has discovered two issues with respect to its mortgage banking operations. Specifically, the Company has discovered that, due to inconsistencies between its mortgage banking software system and its mortgage servicing rights valuations, it has overstated the gains on the sale of mortgage servicing rights by approximately $3.9 million. Additionally, the Company has discovered a potential overstatement of mortgage loans held for sale of approximately $6.7 million. The total adjustments approved by the Company’s Board of Directors to address these issues are $10.6 million, which after-tax are currently expected to reduce the Company’s shareholders’ equity by approximately $5.2 million at September 30, 2002. After giving effect to this reduction to the Company’s shareholders’ equity, the Company’s consolidated total risk-based capital, Tier 1 risk-based capital and leverage ratios are currently expected to be approximately 12.02%, 11.31% and 7.61%, respectively, as of September 30, 2002. The Company currently expects to restate its prior financial statements to reflect these changes. The Company presently is working with its auditors to determine the causes of the potential overstatement of its mortgage loans held for sale, which based on the information currently known to the Company, appears to have occurred prior to 2001.

Mr. J. Donald Boggus, the Company’s CEO and President stated: “While the Company is disappointed that the error has occurred and accumulated, the Company is taking what it believes to be a conservative approach to address the error. We are working with our auditors to resolve this issue as quickly as possible. The Company’s capital continues to remain above the regulatory requirements for the Company to be considered well capitalized, although these issues will cause a breach of our agreement with the Georgia Department of Banking and Finance to maintain a leverage ratio of 8.0%. The Company intends to address this issue with the Department.” Mr. Boggus added that: “The Company is also working to develop and implement changes to ensure that a similar error does not reoccur. These changes include, among other things, the

Company’s hiring of a Certified Public Accountant as its Chief Financial Officer, the Company’s hiring of a separate Chief Financial Officer for its mortgage operations, the creation of an internal audit department for its mortgage operations, and changes in the operations and internal controls and procedures of its mortgage operations. Depending upon the findings of our investigation, we will seek all appropriate recoveries, if any.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $462 million and consolidated shareholders’ equity of $31.6 million, or $13.05 per share, as of September 30, 2002, after giving effect to the charges. The Company had approximately 2.4 million shares outstanding at September 30, 2002. The Company’s common stock is listed on the Nasdaq SmallCap Market under the symbol “CSNT.”

Certain of the statements in this press release may constitute forward-looking statements for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the” Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s annual report on Form 10-K for the year ended December 31, 2001 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. We do not undertake any obligation to update our forward-looking statements.